Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2007 FOURTH QUARTER AND FULL YEAR SALES
RESULTS AND UPDATES GUIDANCE
EL SEGUNDO, Calif., January 10, 2008 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results and updated earnings guidance for the fiscal 2007 fourth quarter and full year ended December 30, 2007.
For the fiscal 2007 fourth quarter, net sales were $232.1 million versus $234.5 million for the fourth quarter of fiscal 2006. Same store sales declined 4.7% for the fourth quarter compared to the same period last year. Sales were impacted by a decline in customer traffic year-over-year, as macro-economic issues continued to affect the consumer sales environment. Additionally, sales results were impacted by a significant deterioration in the performance of the roller shoe product category over the prior year, which accounted for approximately 45% of the same store sales decline.
For the fiscal 2007 full year, net sales increased $21.5 million, or 2.5%, to $898.3 million from $876.8 million for the fiscal 2006 full year. Same store sales declined 1.0% for the full year 2007.
For the fiscal 2007 fourth quarter, the Company now expects to realize earnings per diluted share in the range of $0.25 to $0.28. For the fiscal 2007 full year, the Company now expects to realize earnings per diluted share in the range of $1.22 to $1.25. Previously issued guidance for the fiscal 2007 fourth quarter and full year should not be relied upon.
“We are disappointed to report fourth quarter sales below our plan,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Although we had been able to manage through the difficult business conditions in many of our markets during the first nine months of the year, the consumer environment during the holiday selling season was even more challenging than we had anticipated. We continue to examine and augment areas of our business that we can influence, including enhancing our merchandise offering and promotional plan, as well as controlling expenses. We remain confident in the effectiveness of our overall business model that produced 45 consecutive quarters of positive same store sales growth through the first quarter of 2007, and we look forward to stronger results as the consumer spending environment improves.”
The Company expects to issue earnings results for the fiscal 2007 fourth quarter and full year, as well as provide guidance for fiscal 2008, by the first week of March.
Pre-Recorded Conference Call
The Company will provide comments regarding its sales results and updated guidance on a pre-recorded conference call, which will be available for 8 days beginning at 7:00 a.m. EST on Thursday, January 10, 2008. To listen to the message, please dial (800) 406-7325 and enter the PIN number 3829153. The Company also will provide a webcast of the recorded call beginning at 9:00 a.m. EST on Thursday, January 10, 2008. To listen to the webcast, please visit www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the recording.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 363 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.